Exhibit 99.1

Dan K. Turner, III	November 27, 2018

Managing Director

Montreux Equity Partners

One Ferry Building

Suite 255

San Francisco, CA 94111

Sent via Email and U.S. Post Office

Dear Mr. Turner,

We are in receipt of your two letters. We value all of our shareholders, both large and small, and respect your input. We have taken your concerns seriously. Our Lead Independent Director reached out to you upon receiving your initial letter. He was told you were not interested in dialog and you have not since responded to his invitation. Instead, you made a second letter public.

As you may understand, even if we agreed with your suggestions, a public company can’t replace the majority of its Board, sell or merge substantially all of its assets or undertake your other suggestions without a thoughtful process. For example, if we decided it was appropriate to sell the Company, we would undertake a process to maximize shareholder value and shareholders would vote on the transaction. It is not, as you appear to imply, a process that can occur in a couple of weeks.

We value your input however we believe the best way to communicate is person to person, not necessarily through an expensive, time consuming face-to-face meeting. Our invitation to talk to our Lead Independent Director and the Chair of our Audit Committee remains open. However, we will not continue a public discourse particularly when that discourse includes incorrect information and threats of litigation.

Sincerely,

The Board of Directors of Sonoma Pharmaceuticals, Inc.